Exhibit 99.1
For Release at 7:00 AM Eastern on May 29, 2008
DSW INC. REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS
COLUMBUS, Ohio, May 29, 2008/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $10.3 million on net sales of $366.3 million for the first quarter ended May 3, 2008, compared with net income of $23.7 million on net sales of $357.0 million for the first quarter ended May 5, 2007. Same store sales decreased 5.4% for the comparable period versus a decrease of 3.6% last year.
Diluted earnings per share were $0.23 for the first quarter this year compared with $0.54 last year.
2008 Outlook
For the fiscal year ending January 31, 2009, the Company reiterated its previous guidance of estimated annual comparable store sales in the negative mid-single digits and annual earnings per diluted share in the range of $0.75 to $0.85. The Company maintains its plans to open at least 30 DSW stores during the year.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.DSWinc.com today at 8:00 AM Eastern, Thursday, May 29, 2008 or call 1-800-706-7748 and reference passcode 70368480. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 70790081. An audio replay of the conference call, as well as additional financial information, will also be available at www.DSWinc.com.
About DSW
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of May 29, 2008 DSW operated 270 stores in 37 states and operated an e-commerce site, www.DSW.com. DSW also supplied footwear to 384 leased locations (36 for related retailers and 348 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; termination of supply agreements; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; our dependence on Retail Ventures, Inc. for key services; impact of the disposition of a majority interest in Value City by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with Retail Ventures, Inc.; failure to retain our key executives or attract qualified new personnel; the success of our e-commerce business; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; liquidity risks related to our investments; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
Contact: DSW Investor Relations, 614-872-1474

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	May 3,	May 5,
	2008	2007
Net sales	$366,264	$356,997
Cost of sales	(269,217)	(247,741)

Gross profit	97,047	109,256
Operating expenses	(81,041)	(72,038)

Operating profit	16,006	37,218
Interest income, net	723	1,719

Earnings before income taxes	16,729	38,937
Income tax provision	(6,441)	(15,193)

Net income	$10,288	$23,744

Basic and diluted earnings per share:
Basic	$0.23	$0.54
Diluted	$0.23	$0.54

Shares used in per share calculations:
Basic	43,966	43,942
Diluted	44,149	44,361

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 3,	February 2,
	2008	2008
ASSETS
Cash and equivalents	$118,284	$61,801
Short-term investments	5,100	70,005
Accounts receivable, net	15,917	14,343
Inventories	267,797	262,037
Prepaid expenses and other current assets	22,430	23,134
Deferred income taxes	21,438	20,302

Total current assets	450,966	451,622

Property and equipment, net	204,409	192,772
Long-term investments	8,391	12,500
Goodwill	25,899	25,899
Tradenames and other intangibles, net	4,309	4,522
Deferred income taxes and other assets	6,052	6,567

Total assets	$700,026	$693,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$97,904	$114,595
Accrued expenses	64,461	54,310

Total current liabilities	162,365	168,905

Other non-current liabilities	92,895	91,497
Total shareholders’ equity	444,766	433,480

Total liabilities and shareholders’ equity	$700,026	$693,882

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